Cathay General Bancorp Announces Net Income of $28.8 Million, or $0.30 Per Share, For the First Quarter 2013

LOS ANGELES, April 16, 2013 /PRNewswire/ -- Cathay General Bancorp (the "Company") (NASDAQ: CATY), the holding company for Cathay Bank (the "Bank"), today announced results for the first quarter of 2013.

FINANCIAL PERFORMANCE

	Three months ended March 31,
	2013	2012
Net income	$28.8 million	$28.9 million
Net income available to common stockholders	$23.7 million	$24.8 million
Basic earnings per common share	$0.30	$0.32
Diluted earnings per common share	$0.30	$0.32
Return on average assets	1.12%	1.10%
Return on average total stockholders' equity	7.20%	7.62%
Efficiency ratio	51.71%	53.50%

FIRST QUARTER HIGHLIGHTS

  Redemption on March 20, 2013, of $129 million, or 50%, of the Bancorp's preferred stock issued under the U.S. Treasury's TARP Capital Purchase Program.
  Memorandum of Understanding of Cathay General Bancorp lifted by the Federal Reserve Bank of San Francisco effective April 5, 2013.
  Increase in the net interest margin to 3.35% for the first quarter of 2013 compared to 3.28% for the fourth quarter of 2012.

"We are pleased to have redeemed half of our preferred stock issued under the TARP Capital Purchase Program and intend to continue working towards redeeming the remaining preferred stock as soon as possible. We are also pleased that the Federal Reserve Bank has terminated our MOU," commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

"During the first quarter, we contracted to open two new branches and expect to enter into a lease for a third branch in the second quarter. We continue to look for sites for new branches in our footprint to better serve our customers," said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

"We are happy to see continuing improvement in profitability in the first quarter without any contribution from a negative loan loss provision. We expect to achieve steady loan growth in the remaining three quarters of 2013," concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net income available to common stockholders for the quarter ended March 31, 2013, was $23.7 million, a decrease of $1.1 million, or 4.6%, compared to a net income available to common stockholders of $24.8 million for the same quarter a year ago. Diluted earnings per share available to common stockholders for the quarter ended March 31, 2013, was $0.30 compared to $0.32 for the same quarter a year ago due primarily to the reversal for credit losses in 2012, increases in salaries and employee benefits, increases in costs associated with debt redemption, and the $1.3 million noncash charge associated with the redemption of preferred shares issued to the U.S. Treasury offset by increases in gains on sale of securities and in commissions from wealth management.

Return on average stockholders' equity was 7.20% and return on average assets was 1.12% for the quarter ended March 31, 2013, compared to a return on average stockholders' equity of 7.62% and a return on average assets of 1.10% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased $519,000, or 0.6%, to $80.1 million during the first quarter of 2013 compared to $80.7 million during the same quarter a year ago. The decrease was due primarily to the decrease in interest income from investment securities and loans offset by the decrease in interest expense from time deposits and securities sold under agreements to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 3.35% for the first quarter of 2013, compared to 3.28% for the fourth quarter of 2012, and 3.33% for the first quarter of 2012. The decrease in the interest expense on time deposits and securities sold under agreements to repurchase offset by decrease in earnings on investment securities and loans contributed to the increase in the net interest margin.

For the first quarter of 2013, the yield on average interest-earning assets was 4.26%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.18%, and the cost of interest bearing deposits was 0.63%. In comparison, for the first quarter of 2012, the yield on average interest-earning assets was 4.54%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities was 1.51%, and the cost of interest bearing deposits was 0.86%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, increased 5 basis points to 3.08% for the quarter ended March 31, 2013, from 3.03% for the same quarter a year ago, primarily for the reasons discussed above.

Provision for credit losses

There was no provision for credit losses for the first quarter of 2013 compared to a credit of $4.0 million in the first quarter of 2012. The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at March 31, 2013. The provision or reversal for credit losses represents the charge against or benefit toward current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company's loan portfolio, including unfunded commitments. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2013	December 31, 2012	March 31, 2012
	(In thousands)
Charge-offs:
Commercial loans	$ 2,690	$ 3,228	$ 4,959
Construction loans- residential	-	-	140
Construction loans- other	-	-	735
Real estate loans (1)	1,130	1,265	8,927
Real estate- land loans	270	177	74
Installment and other loans	-	-	25
Total charge-offs	4,090	4,670	14,860
Recoveries:
Commercial loans	955	719	746
Construction loans- residential	46	76	1,899
Construction loans- other	33	452	1,658
Real estate loans (1)	359	2,036	1,631
Real estate- land loans	9	24	793
Installment and other loans	-	-	3
Total recoveries	1,402	3,307	6,730
Net charge-offs	$ 2,688	$ 1,363	$ 8,130

(1) Real estate loans include commercial mortgage loans, residential mortgage loans and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $14.9 million for the first quarter of 2013, an increase of $6.1 million, or 68.5%, compared to $8.8 million for the first quarter of 2012. The increase in non-interest income in the first quarter of 2013 was primarily due to an increase of $4.1 million from gains on sale of securities, an increase of $831,000 in commissions from wealth management, and a decrease of $755,000 from trading security losses.

Non-interest expense

Non-interest expense increased $1.2 million, or 2.6%, to $49.1 million in the first quarter of 2013 compared to $47.9 million in the same quarter a year ago. The efficiency ratio was 51.71% in the first quarter of 2013 compared to 53.50% for the same quarter a year ago.

Prepayment penalties increased $2.8 million to $5.6 million in the first quarter of 2013 compared to $2.8 million in the same quarter a year ago. The Company prepaid securities sold under agreements to repurchase of $100.0 million in the first quarter of 2013 and prepaid $100.0 million of FHLB advances in the first quarter of 2012. Salaries and employee benefits increased $3.0 million, or 15.0%, in the first quarter of 2013 compared to the same quarter a year ago primarily due the hiring of new employees as well as the addition of temporary employees related to the upcoming core system conversion. Professional expense increased $1.1 million to $5.8 million in the first quarter of 2013 compared to $4.7 million in the same quarter a year ago primarily due to higher legal collection expenses. Offsetting the above increases were a $4.1 million decrease in other real estate owned ("OREO") expenses, a $969,000 decrease in marketing expenses, and a $751,000 decrease in FDIC and State assessments. Decreases in the OREO provision and OREO operating expenses contributed primarily to the decrease in OREO expenses.

Income taxes

The effective tax rate for the first quarter of 2013 was 36.9% compared to 36.4% in the first quarter of 2012. The effective tax rate includes the impact of the utilization of low income housing tax credits and the recognition of other tax credits.

BALANCE SHEET REVIEW

Gross loans were $7.36 billion at March 31, 2013, a decrease of $64.8 million, or 0.9%, from $7.43 billion at December 31, 2012, primarily due to a decrease of $95.3 million, or 4.5%, in commercial loans and a decrease of $8.9 million, or 0.2%, in commercial mortgage loans offset by an increase of $37.2 million, or 3.2%, in residential mortgage loans. The changes in loan composition from December 31, 2012, are presented below:

Type of Loans	March 31, 2013	December 31, 2012	% Change
	(Dollars in thousands)
Commercial loans	$ 2,031,789	$ 2,127,107	(4)
Residential mortgage loans	1,183,460	1,146,230	3
Commercial mortgage loans	3,759,580	3,768,452	(0)
Equity lines	191,462	193,852	(1)
Real estate construction loans	184,067	180,950	2
Installment & other loans	13,982	12,556	11

Gross loans	$ 7,364,340	$ 7,429,147	(1)

Allowance for loan losses	(178,692)	(183,322)	(3)
Unamortized deferred loan fees	(10,186)	(10,238)	(1)

Total loans, net	$ 7,175,462	$ 7,235,587	(1)

During the first quarter of 2013, investment securities that were held to maturity totaling $722.5 million were reclassified to securities deemed available for sale. Upon reclassification, a net unrealized gain was recorded for these securities totaling $40.5 million.

Total deposits were $7.43 billion at March 31, 2013, an increase of $42.4 million, or 0.6%, from $7.38 billion at December 31, 2012, primarily due to a $41.6 million, or 6.5%, increase in time deposits under $100,000 and a $25.2 million, or 0.8%, increase in time deposits of $100,000 or more, a $29.3 million, or 4.9%, increase in NOW deposits, and a $10.5 million, or 0.8%, increase in non-interest bearing demand deposits, offset by a $62.5 million, or 5.3%, decrease in money market deposits. The changes in deposit composition from December 31, 2012, are presented below:

Deposits	March 31, 2013	December 31, 2012	% Change
	(Dollars in thousands)
Non-interest-bearing demand deposits	$ 1,279,986	$ 1,269,455	1
NOW deposits	622,454	593,133	5
Money market deposits	1,124,240	1,186,771	(5)
Savings deposits	472,122	473,805	(0)
Time deposits under $100,000	685,758	644,191	6
Time deposits of $100,000 or more	3,241,114	3,215,870	1
Total deposits	$ 7,425,674	$ 7,383,225	1

ASSET QUALITY REVIEW

At March 31, 2013, total non-accrual loans, excluding loans held for sale, were $100.3 million, a decrease of $31.2 million, or 23.7%, from $131.5 million at March 31, 2012, and a decrease of $3.6 million, or 3.4%, from $103.9 million at December 31, 2012.

The allowance for loan losses was $178.7 million and the allowance for off-balance sheet unfunded credit commitments was $3.3 million at March 31, 2013, which represented the amount believed by management to be sufficient to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The allowance for credit losses, which is the sum of the allowances for loan losses and for off-balance sheet unfunded credit commitments, was $182.0 million at March 31, 2013, compared to $184.7 million at December 31, 2012, a decrease of $2.7 million, or 1.5%. The allowance for credit losses represented 2.47% of period-end gross loans and 180.0% of non-performing loans at March 31, 2013. The comparable ratios were 2.49% of period-end gross loans and 176.7% of non-performing loans at December 31, 2012. The changes in the Company's non-performing assets and troubled debt restructurings at March 31, 2013, compared to December 31, 2012, and to March 31, 2012, are highlighted below:

(Dollars in thousands)	March 31, 2013	December 31, 2012	% Change	March 31, 2012	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 800	$ 630	27	$ 1,389	(42)
Non-accrual loans:
Construction- residential loans	3,271	2,984	10	3,593	(9)
Construction- non-residential loans	32,966	33,315	(1)	7,118	363
Land loans	8,325	6,053	38	9,688	(14)
Commercial real estate loans, excluding land loans	30,896	29,651	4	66,931	(54)
Commercial loans	13,192	19,958	(34)	30,329	(57)
Residential mortgage loans	11,679	11,941	(2)	13,838	(16)
Total non-accrual loans:	$ 100,329	$ 103,902	(3)	$ 131,497	(24)
Total non-performing loans	101,129	104,532	(3)	132,886	(24)
Other real estate owned	45,316	46,384	(2)	87,806	(48)
Total non-performing assets	$ 146,445	$ 150,916	(3)	$ 220,692	(34)
Accruing troubled debt restructurings (TDRs)	$ 130,215	$ 144,695	(10)	$ 143,233	(9)
Non-accrual loans held for sale	$ -	$ -	-	$ 500	(100)

Allowance for loan losses	$ 178,692	$ 183,322	(3)	$ 194,743	(8)
Allowance for off-balance sheet credit commitments	3,304	1,362	143	1,475	124
Allowance for credit losses	$ 181,996	$ 184,684	(1)	$ 196,218	(7)

Total gross loans outstanding, at period-end (1)	$ 7,364,340	$ 7,429,147	(1)	$ 6,908,544	7

Allowance for loan losses to non-performing loans, at period-end (2)	176.70%	175.37%		146.55%
Allowance for loan losses to gross loans, at period-end (1)	2.43%	2.47%		2.82%
Allowance for credit losses to gross loans, at period-end (1)	2.47%	2.49%		2.84%
(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

Troubled debt restructurings on accrual status totaled $130.2 million at March 31, 2013, compared to $144.7 million at December 31, 2012. These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers. Although these loan modifications are considered troubled debt restructurings under Accounting Standard Codification 310-40 and Accounting Standard Update 2011-02, these loans have been performing under the restructured terms and have demonstrated sustained performance under the modified terms. The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

The ratio of non-performing assets to total assets was 1.4% at March 31, 2013, compared to 1.4% at December 31, 2012. Total non-performing assets decreased $4.5 million, or 3.0%, to $146.4 million at March 31, 2013, compared to $150.9 million at December 31, 2012, primarily due to a $3.6 million, or 3.4%, decrease in non-accrual loans and a $1.1 million, or 2.3%, decrease in other real estate owned.

CAPITAL ADEQUACY REVIEW

At March 31, 2013, the Company's Tier 1 risk-based capital ratio of 16.38%, total risk-based capital ratio of 18.16%, and Tier 1 leverage capital ratio of 13.06%, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2012, the Company's Tier 1 risk-based capital ratio was 17.36%, total risk-based capital ratio was 19.12%, and Tier 1 leverage capital ratio was 13.82%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter of 2013 financial results. The call will begin at 3:00 p.m. Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-866-271-5140 and enter Participant Passcode 63087242. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; credit risks of lending activities and deterioration in asset or credit quality; current and potential future supervisory action by federal supervisory authorities; increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), and the potential for substantial changes in the legal, regulatory, and enforcement framework and oversight applicable to financial institutions in reaction to recent adverse financial market events, including changes pursuant to the Dodd-Frank Act; potential goodwill impairment; liquidity risk; fluctuations in interest rates; inflation and deflation; risks associated with acquisitions and the expansion of our business into new markets; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; the possibility of higher capital requirements, including implementation of the Basel III capital standards of the Basel Committee; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in California, Asia, and other regions where Cathay Bank has operations; restrictions on compensation paid to our executives as a result of our participation in the TARP Capital Purchase Program; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes, including successfully implementing our core system conversion; adverse results in legal proceedings; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; and the soundness of other financial institutions.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2012 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2013	2012	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 80,132	$ 80,651	(1)
Provision/(reversal) for credit losses	-	(4,000)	(100)
Net interest income after provision for credit losses	80,132	84,651	(5)
Non-interest income	14,881	8,831	69
Non-interest expense	49,128	47,871	3
Income before income tax expense	45,885	45,611	1
Income tax expense	16,887	16,547	2
Net income	28,998	29,064	(0)
Net income attributable to noncontrolling interest	151	151	-
Net income attributable to Cathay General Bancorp	$ 28,847	$ 28,913	(0)
Dividends on preferred stock and noncash charge from repayment	(5,184)	(4,117)	26
Net income attributable to common stockholders	$ 23,663	$ 24,796	(5)

Net income attributable to common stockholders per common share:
Basic	$ 0.30	$ 0.32	(6)
Diluted	$ 0.30	$ 0.32	(6)

Cash dividends paid per common share	$ 0.01	$ 0.01	-

SELECTED RATIOS
Return on average assets	1.12%	1.10%	2
Return on average total stockholders' equity	7.20%	7.62%	(6)
Efficiency ratio	51.71%	53.50%	(3)
Dividend payout ratio	2.73%	2.72%	0

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.26%	4.54%	(6)
Total interest-bearing liabilities	1.18%	1.51%	(22)
Net interest spread	3.08%	3.03%	2
Net interest margin	3.35%	3.33%	1

CAPITAL RATIOS	March 31, 2013	March 31, 2012	December 31, 2012
Tier 1 risk-based capital ratio	16.38%	16.71%	17.36%
Total risk-based capital ratio	18.16%	18.62%	19.12%
Tier 1 leverage capital ratio	13.06%	13.14%	13.82%

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	March 31, 2013	December 31, 2012	% change

Assets
Cash and due from banks	$ 155,525	$ 144,909	7
Short-term investments and interest bearing deposits	215,794	411,983	(48)
Securities held-to-maturity (market value of $823,906 in 2012)	-	773,768	(100)
Securities available-for-sale (amortized cost of $2,149,786 in 2013 and $1,290,676 in 2012)	2,190,296	1,291,480	70
Trading securities	4,758	4,703	1
Loans	7,364,340	7,429,147	(1)
Less: Allowance for loan losses	(178,692)	(183,322)	(3)
Unamortized deferred loan fees, net	(10,186)	(10,238)	(1)
Loans, net	7,175,462	7,235,587	(1)
Federal Home Loan Bank stock	37,130	41,272	(10)
Other real estate owned, net	45,316	46,384	(2)
Affordable housing investments, net	83,868	85,037	(1)
Premises and equipment, net	102,067	102,613	(1)
Customers' liability on acceptances	22,334	41,271	(46)
Accrued interest receivable	26,992	26,015	4
Goodwill	316,340	316,340	-
Other intangible assets, net	4,883	6,132	(20)
Other assets	139,950	166,595	(16)

Total assets	$ 10,520,715	$ 10,694,089	(2)

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 1,279,986	$ 1,269,455	1
Interest-bearing deposits:
NOW deposits	622,454	593,133	5
Money market deposits	1,124,240	1,186,771	(5)
Savings deposits	472,122	473,805	(0)
Time deposits under $100,000	685,758	644,191	6
Time deposits of $100,000 or more	3,241,114	3,215,870	1
Total deposits	7,425,674	7,383,225	1

Securities sold under agreements to repurchase	1,150,000	1,250,000	(8)
Advances from the Federal Home Loan Bank	126,200	146,200	(14)
Other borrowings for affordable housing investments	19,232	18,713	3
Long-term debt	171,136	171,136	-
Acceptances outstanding	22,334	41,271	(46)
Other liabilities	56,574	54,040	5
Total liabilities	8,971,150	9,064,585	(1)
Commitments and contingencies	-	-	-
Stockholders' Equity
Preferred stock, 10,000,000 shares authorized, 129,000 issued and outstanding at March 31, 2013, and 258,000 issued and outstanding at December 31, 2012	127,724	254,580	(50)
Common stock, $0.01 par value, 100,000,000 shares authorized, 83,066,773 issued and 78,859,208 outstanding at March 31, 2013, and 82,985,853 issued and 78,778,288 outstanding at December 31, 2012	831	830	0
Additional paid-in-capital	769,955	768,925	0
Accumulated other comprehensive income/(loss), net	23,477	465	4,949
Retained earnings	744,867	721,993	3
Treasury stock, at cost (4,207,565 shares at March 31, 2013, and at December 31, 2012)	(125,736)	(125,736)	-

Total Cathay General Bancorp stockholders' equity	1,541,118	1,621,057	(5)
Noncontrolling interest	8,447	8,447	-
Total equity	1,549,565	1,629,504	(5)
Total liabilities and equity	$ 10,520,715	$ 10,694,089	(2)

Book value per common share	$17.70	$17.12	3
Number of common shares outstanding	78,859,208	78,778,288	0

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended March 31,
	2013	2012
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 88,840	$ 90,701
Investment securities- taxable	11,786	17,723
Investment securities- nontaxable	967	1,052
Federal Home Loan Bank stock	250	66
Federal funds sold and securities purchased under agreements to resell	-	5
Deposits with banks	208	588

Total interest and dividend income	102,051	110,135

INTEREST EXPENSE
Time deposits of $100,000 or more	6,757	9,540
Other deposits	2,766	3,916
Securities sold under agreements to repurchase	11,392	14,655
Advances from Federal Home Loan Bank	80	53
Long-term debt	924	1,320

Total interest expense	21,919	29,484

Net interest income before provision for credit losses	80,132	80,651
Provision/(reversal) for credit losses	-	(4,000)

Net interest income after provision for credit losses	80,132	84,651

NON-INTEREST INCOME
Securities gains, net	6,292	2,215
Letters of credit commissions	1,461	1,526
Depository service fees	1,474	1,389
Other operating income	5,654	3,701

Total non-interest income	14,881	8,831

NON-INTEREST EXPENSE
Salaries and employee benefits	22,853	19,878
Occupancy expense	3,644	3,584
Computer and equipment expense	2,676	2,463
Professional services expense	5,817	4,742
FDIC and State assessments	1,738	2,489
Marketing expense	437	1,406
Other real estate owned expense	623	4,693
Operations of affordable housing investments	1,695	1,960
Amortization of core deposit intangibles	1,396	1,457
Cost associated with debt redemption	5,645	2,750
Other operating expense	2,604	2,449

Total non-interest expense	49,128	47,871

Income before income tax expense	45,885	45,611
Income tax expense	16,887	16,547
Net income	28,998	29,064
Less: net income attributable to noncontrolling interest	151	151
Net income attributable to Cathay General Bancorp	28,847	28,913

Dividends on preferred stock and noncash charge from repayment	(5,184)	(4,117)
Net income attributable to common stockholders	$ 23,663	$ 24,796

Net income attributable to common stockholders per common share:
Basic	$ 0.30	$ 0.32
Diluted	$ 0.30	$ 0.32

Cash dividends paid per common share	$ 0.01	$ 0.01
Basic average common shares outstanding	78,795,564	78,678,645
Diluted average common shares outstanding	78,815,141	78,690,132

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	For the three months ended,
(In thousands)	March 31, 2013		March 31, 2012		December 31, 2012

Interest-earning assets	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Loans (1)	$ 7,386,866	4.88%	$ 6,997,586	5.21%	$ 7,318,749	4.96%
Taxable investment securities	2,006,091	2.38%	2,323,166	3.07%	2,005,074	2.45%
Tax-exempt investment securities (2)	124,182	4.86%	133,094	4.89%	130,927	4.83%
FHLB stock	41,041	2.47%	52,627	0.50%	43,290	2.71%
Federal funds sold and securities purchased under agreements to resell	-	-	22,802	0.09%	-	-
Deposits with banks	196,615	0.43%	267,157	0.88%	405,467	0.44%

Total interest-earning assets	$ 9,754,795	4.26%	$ 9,796,432	4.54%	$ 9,903,507	4.25%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 600,110	0.16%	$ 465,921	0.15%	$ 568,762	0.16%
Money market deposits	1,164,125	0.55%	976,109	0.57%	1,200,528	0.55%
Savings deposits	466,952	0.08%	424,198	0.08%	469,249	0.08%
Time deposits	3,878,847	0.80%	4,395,102	1.08%	3,958,704	0.83%
Total interest-bearing deposits	$ 6,110,034	0.63%	$ 6,261,330	0.86%	$ 6,197,243	0.65%
Securities sold under agreements to repurchase	1,197,222	3.86%	1,400,000	4.21%	1,288,587	3.92%
Other borrowed funds	48,807	0.66%	30,117	0.71%	41,290	0.71%
Long-term debt	171,136	2.19%	171,136	3.10%	171,136	2.92%
Total interest-bearing liabilities	7,527,199	1.18%	7,862,583	1.51%	7,698,256	1.25%

Non-interest-bearing demand deposits	1,221,552		1,071,387		1,236,304

Total deposits and other borrowed funds	$ 8,748,751		$ 8,933,970		$ 8,934,560

Total average assets	$ 10,464,464		$ 10,551,170		$ 10,641,799
Total average equity	$ 1,632,773		$ 1,534,973		$ 1,625,065

(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)

The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.

CONTACT: Heng W. Chen, (626) 279-3652